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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of May __, 1999, by and between WOMEN.COM NETWORKS, a California corporation ("Women.com"), and HEARST HOMEARTS, INC., a Delaware corporation ("HomeArts"). Women.com and HomeArts are sometimes referred to as the "Constituent Corporations."

        The authorized capital stock of Women.com consists of ___________ (_________) shares of Common Stock, and _________ (________) shares of Preferred Stock. The authorized capital stock of HomeArts, upon effectuation of the transactions set forth in this Merger Agreement, will consist of One Hundred Ninety Five Million (195,000,000) shares of Common Stock, $0.001 par value and 5,000,000 shares of Preferred Stock, $0.001 par value.

        The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that Women.com merge into HomeArts upon the terms and conditions herein provided.

        NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Women.com shall merge into HomeArts on the following terms, conditions and other provisions:

1.      TERMS AND CONDITIONS.

        1.1 MERGER. Women.com shall be merged with and into HomeArts (the "Merger"), and HomeArts shall be the surviving corporation (the "Surviving Corporation") effective upon the date that this Merger Agreement is filed with the Secretary of State of Delaware (the "Effective Date").

        1.2 NAME CHANGE. On the Effective Date, the name of HomeArts shall be Women.com Networks, Inc.

        1.3 SUCCESSION. On the Effective Date, HomeArts shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Women.com, except insofar as it may be continued by operation of law, shall be terminated and cease.

        1.4 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger;

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provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.


        1.5 COMMON STOCK OF WOMEN.COM AND HOMEARTS. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Common Stock of Women.com issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of the Common Stock of HomeArts. Each share of Common Stock of HomeArts issued and outstanding immediately prior thereto shall remain outstanding. No fractional shares of Common Stock shall be issued upon conversion. If the conversion would result in the issuance of any fractional shares, the Surviving Corporation shall, in lieu of issuing any fractional shares, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.


        1.6 PREFERRED STOCK OF WOMEN.COM AND HOMEARTS. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each share of Preferred Stock of Women.com issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Common Stock of HomeArts; provided, however, if the Common Stock of HomeArts is priced below $10.00 per share in the underwriting agreement immediately after the effectiveness of the HomeArts' initial public offering (the "Pricing"), the Conversion Price for such Series E Preferred Stock in effect immediately prior to the Pricing (as set forth in Women.com's Amended and Restated Articles of Incorporation) shall forthwith be adjusted to a price per share of such Common Stock of HomeArts as determined in such Pricing and the conversion ratio for such Series E Preferred Stock into HomeArts Common Stock shall be determined by the following fraction
(a) $10.00 divided by (b) such new Series E Conversion Price as adjusted.

        1.7 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock or of the Preferred Stock of Women.com shall be deemed for all purposes to evidence ownership of and to represent the shares of HomeArts into which the shares of Women.com represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such out-standing stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of HomeArts evidenced by such outstanding certificate as above provided.

        1.8 OPTIONS. On the Effective Date, the Surviving Corporation will assume and continue Women.com's 1994 Stock Option Plan, 1998 Amended and Restated Equity Incentive Plan, the 1999 Employee Stock Purchase Plan and the outstanding and unexercised portions of all options to purchase Common Stock of Women.com, including without limitation all options outstanding under such stock plans and any other outstanding options, shall be converted into options of HomeArts, such that an option for one (1) share of Women.com shall be converted into an option for one (1) share of HomeArts, with no change in the exercise price of the HomeArts option. No other changes in the terms and conditions of such options will occur. Effective on the Effective Date, HomeArts hereby assumes the outstanding and unexercised portions of such options and the obligations of Women.com with respect thereto.

        1.9 WARRANTS. On the Effective Date, the Surviving Corporation will assume and continue warrants of Women.com, and the outstanding and unexercised portions of all warrants shall be converted into warrants of HomeArts, such that a warrant for one (1) share of

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Women.com shall be converted into a warrant for one (1) share of HomeArts, with no change in the exercise price of the HomeArts warrant. No other changes in the terms and conditions of such warrants will occur. Effective on the Effective Date, HomeArts hereby assumes the outstanding and unexercised portions of such warrants and the obligations of Women.com with respect thereto.

        1.10 EMPLOYEE BENEFIT PLANS. On the Effective Date, the Surviving Corporation shall assume all obligations of Women.com under any and all employee benefit plans in effect as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of HomeArts Common Stock with respect to each such employee benefit plan as is proportional to the number of shares of Women.com Common Stock (if any) so reserved on the Effective Date.

2.      CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

        2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of HomeArts in effect on the Effective Date shall continue to be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of HomeArts in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation

        2.2 DIRECTORS. Upon the Effective Date, the current Board of Directors of HomeArts shall resign and the Board of Directors of the Surviving Corporation shall be replaced by the current Management Committee of Women.com Networks, LLC. Such directors shall serve until the expiration of their terms and until their successors are elected and qualified.

        2.3 OFFICERS. The officers of HomeArts immediately prior to the Effective Date shall resign on the Effective Date and the officers of Women.com immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.      MISCELLANEOUS.

        3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Women.com such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Women.com and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Women.com or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        3.2 AMENDMENT. At any time before or after approval by the shareholders of Women.com and HomeArts, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Women.com and HomeArts, the principal terms may not be amended without the further approval of the shareholders of Women.com and HomArts) as may be determined in the judgment of the respective Board of Directors of HomeArts and Women.com to be necessary, desirable, or


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expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

        3.3 CONDITIONS TO MERGER. The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

                (a) the Merger shall have been approved by the shareholders of Women.com in accordance with applicable provisions of the California Corporations Code of the State of California;

                (b) the Merger shall have been approved by the stockholders of HomeArts in accordance with the applicable provisions of the General Corporation Law of the State of Delaware; and

                (c) any and all material consents, permits, authorizations, approvals, and orders for the consummation of the Merger shall have been obtained.

        3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the mutual agreement of the Board of Directors of both Women.com and HomeArts. Notwithstanding the approval of this Merger Agreement by the shareholders of Women.com or the stockholders of HomeArts, the consummation of the Merger may be deferred for a reasonable period of time if, by mutual agreement of the Board of Directors of both Women.com and HomeArts, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

        3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

        IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Women.com and HomeArts, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                     WOMEN.COM NETWORKS,
                                     a California corporation


                                     By:  /s/ Marleen McDaniel
                                        -----------------------------------
                                          Marleen McDaniel
                                          President


                                     ATTEST:


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                                     By:  /s/ Ellen Pack
                                        -----------------------------------
                                          Ellen Pack
                                          Secretary


                                     HEARST HOMEARTS, INC.,
                                     a Delaware corporation


                                     By:  /s/ Alfred C. Sikes
                                        -----------------------------------
                                          Alfred C. Sikes
                                          President


                                     ATTEST:


                                     By:  /s/ Jodie W. King
                                        -----------------------------------
                                          Jodie W. King
                                          Secretary



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